Exhibit 99.1

Ur-Energy Provides 2016 Q2 Operational Results

Littleton, Colorado (PR Newswire – July 14, 2016) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (the “Company” or “Ur-Energy”) is pleased to provide the following operational results for second quarter 2016.

Highlights

Lost Creek Operations
	Units	2016 Q1	2016 Q2	2016 YTD

U3O8 Captured	(‘000 lbs)	159.3	133.3	292.6
U3O8 Dried & Drummed	(‘000 lbs)	173.8	130.3	304.1
U3O8 Sold	(‘000 lbs)	75.0	187.0	262.0

Average Flow Rate	(gpm)	1,853	2,210	2,032
U3O8 Head Grade	(mg/l)	82	58	70

Lost Creek Uranium Production and Sales

For the quarter, 133,341 pounds of U3O8 were captured within the Lost Creek plant. 130,308 pounds U3O8 were packaged in drums and 148,714 pounds U3O8 of drummed inventory were shipped out of the Lost Creek processing plant. At June 30, 2016, inventory at the conversion facility was approximately 135,723 pounds U3O8. During the quarter, sales totaled $6.7 million with two contract sales totaling 137,000 pounds at an average price of $39.35 per pound, and one spot sale of 50,000 pounds at a price of $27.00 per pound.

Production rates at Lost Creek during the quarter were near projected levels as we continued to operate header houses 1 through 12 throughout the quarter and began to see initial production from header house 13 late in the quarter. As scheduled, the thirteenth and final originally-planned header house in Mine Unit 1 (MU1) was brought online late in May. The header house, and its related patterns of production wells, includes certain refinements in design and well completion techniques in an effort to increase injectivity for even greater well performance. Although many analyses are ongoing, results of HH 13’s first month of operation are thus far validating these refinements. Permitting of the Class V water treatment systems continues with the goal to enhance waste water capacities. We expect permitting to be completed in the third quarter. In addition, routine plant and wellfield maintenance continued as scheduled. While lower than the previous quarter, plant head grades from MU1 header houses continue to be significantly higher than originally projected. The decrease is related to normal projected declines as well as the addition of new production fluid from HH 13. Grades from HH 13 have subsequently risen to 88 mg/l.

Corporate Activities

As previously announced, reductions in workforce were implemented in June due to continuing depressed uranium market conditions. Twelve employees were laid off, and several remaining employees were asked to change job responsibilities or carry additional responsibilities. Transitions are ongoing and operations at Lost Creek have been uninterrupted.

Continuing Guidance for 2016

The Q3 2016 production target for Lost Creek is 140,000 – 170,000 pounds U3O8 dried and drummed. Our production rate may be adjusted based on continuing operational refinements, and indicators in the market, including uranium spot market pricing and other factors.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate design capacity. We have begun to submit applications for permits and licenses to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and Executive Director

866-981-4588

Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations, including the refinements in header house 13; the ability to meet production targets for third quarter and whether adjustments of production rates will be necessary; the timing and results of various permitting activities) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.